Exhibit 99

Contact Julie H. Craven 507-437-5345 media@hormel.com

MegaMex Foods Announces Close of Fresherized Foods Acquisition

CHINO, Calif. (Aug. 22, 2011) — MegaMex Foods LLC, a joint venture between Hormel Foods Corporation (NYSE: HRL) and Herdez Del Fuerte, S.A. de C.V., today announced the closing of an agreement to acquire 100 percent of Fresherized Foods.

Fresherized Foods produces Wholly Guacamole®, Wholly Salsa® and Wholly Queso® products. Annual sales are expected to be about $140 million.

Wholly Guacamole® is the leading brand of prepared guacamole in the United States. Guacamole and other 100-percent real avocado products continue to grow in popularity with supermarket and restaurant consumers due to their great flavor and nutritional attributes. Fresherized Foods uses High-Pressure Processing (HPP), a U.S. Department of Agriculture approved all-natural process. HPP uses high water pressure technology to protect the avocado product. This process implements the highest standards of food safety without using preservatives or compromising the great taste and nutritional value of the avocado product.

“We look forward to the growth Wholly Guacamole®, Wholly Salsa® and Wholly Queso® products will add to the MegaMex Foods portfolio of products,” said Enrique Hernández-Pons Torres, chairman of the board of MegaMex Foods. “This acquisition enhances the position of MegaMex Foods as a one-stop-shop for Mexican foods.”

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“We are pleased with the closing of this purchase,” said Luis G. Marconi, managing director at MegaMex Foods. “Guacamole continues to build in popularity among consumers, not only as a nutritious and flavor-enhancing dip, but also as a sandwich spread. We look forward to developing programs with these products that will expand the presence of our Mexican-inspired food products in the marketplace.”

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, Dow Jones Sustainability Indexes, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was named one of “The 100 Most Trustworthy Companies” by Forbes in 2010. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

About Herdez Del Fuerte

Herdez Del Fuerte, based in Mexico City, is a leading manufacturer and marketer of consumer-branded food and beverages in Mexico and the United States. The company has a strong product portfolio mainly based in tomato, fruit, vegetable, jalapeño, mole sauce, coffee and tuna products marketed under highly recognized and valued brands, including HERDEZ®, DEL FUERTE®, DOÑA MARÍA®, LA VICTORIA®, NAIR®, EMBASA®, BÚFALO®, LA GLORIA®, CARLOTA® and BLASÓN®, among others. Herdez Del Fuerte also markets and distributes products from affiliated companies such as Hormel Alimentos, McCormick de México and Barilla México. To fulfill its retail and foodservice customer and consumer needs, Herdez Del Fuerte operates seven manufacturing facilities and seven distribution centers across Mexico with more than 6,000 employees. Herdez Del Fuerte is a joint venture between Grupo Herdez, S.A.B. de C.V., and Grupo KUO, S.A.B. de C.V. For more information, visit http://www.grupoherdez.com.mx and http://www.kuo.com.mx.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 33-39 in the Hormel Foods Corporation Form 10-Q for the quarter ended May 1, 2011, which was filed with the SEC on June 10, 2011, and can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”